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                                                                   EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is effective as of October 1, 2000 (the "Effective Date") between Oakley, Inc., a Washington corporation ("Oakley") and Tomas Javier Rios Calvallero ("Employee"), and reflects the agreement governing the parties' relationship as of January 1, 2000.

         WHEREAS, Employee was employed by Oakley Mexico, Inc., S.A. de C.V., a Mexican Corporation and a wholly owned subsidiary of Oakley from December 1995 to April 1998;

         WHEREAS, Employee has been acting in the capacity of Director of International Sales for Oakley since April, 1998 and as Director of Oakley Worldwide since September 1999;

         WHEREAS, Employee and Oakley entered into an Employment Agreement dated April 1, 1998 that was to remain in effect until March 31, 2000;

         WHEREAS, Employee has been promoted to the position of Vice President of Oakley Worldwide;

         WHEREAS, Oakley and Employee wish to enter into this Agreement to set forth the new terms and conditions of Employee's employment with Oakley;

         NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

         1. Employment. Employee is employed on a full-time basis as Vice President of Oakley Worldwide from the date hereof ("Effective Date") through the term of this Agreement. Said employment is contingent upon Employee's maintenance of the legal right to work in the United States, but Oakley will take such actions within its power as are necessary to enable Employee to maintain such right. Employee shall be based solely in the United States, and shall oversee Oakley's sales in the United States as well as Oakley's entire business outside of the United States. Employee shall also have such other duties and responsibilities as the Board of Directors or officers of Oakley shall designate consistent with his position as described above.

         2. Term. The term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on December 31, 2003, and shall automatically renew for additional one year terms, unless either party provides written notice of termination at least 60 days prior to the end of any such term.
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         3. Compensation.

                  a. Base Salary. As compensation for Employee's services to Oakley, Oakley shall pay to Employee an annual salary in the sum of $150,000, less legal deductions, payable biweekly in accordance with Oakley's normal payroll practices. Such salary will be reviewed for an increase by Oakley no later than December 31, 2001.

                  b. Sales Commission. During the term of this Agreement, Employee shall also be entitled to a sales commission in an amount equal to .0402% of Oakley consolidated international net sales (excluding net sales of any non-Oakley-branded products other than One Xcel products distributed by Oakley's international sales offices.) Commission targets will be subject to annual review per each calendar year, based on the international sales levels. Beginning January 1, 2001, the commission payable and commission target shall include consideration of U.S. sales.

                  Unless otherwise agreed in writing by the parties, all sales commission under this section 3(b) shall be payable to Employee by the 20th of every month with respect to the previous month's sales.

                  For purposes of the foregoing, sales commission shall be calculated upon the net amount of all invoices for products or accessories rendered, after all trade discounts, freight and transportation allowances, sales taxes, C.O.D. charges, insurance and related expenses have been deducted and after deducting customer credits, including product returns, additional discounts, allowances and refunds.

                  c. Annual Bonus. Employee shall be eligible to participate in Oakley's Executive Officer Bonus Plan, and Employee's annual target bonus (per each calendar year) under said plan shall not be less than $20,000.

                  d. Performance Bonus. Employee will be entitled to an additional $15,000 annual bonus, per each calendar year, based on the achievement of operating income targets by Oakley international subsidiaries, as set forth in Oakley's annual business plan (excluding any mark to market exchange gains or losses on subsidiary payables to Oakley, Inc.). Such bonus shall be payable as follows: $2,500 for achievement of operating income target for each of Oakley Japan, Oakley Canada, Oakley Europe, Oakley UK and Oakley South Pacific and $1,250 for achievement of operating income target for each of Oakley Mexico and Oakley Africa.

                  e. House Completion Loan. The parties acknowledge the existence of an outstanding loan from Oakley to Employee that was referred to in Employee's previous employment agreement as the "House Completion Loan". The outstanding loan balance, including any unpaid interest, as of December 31, 1999 is $152,409.21. Employee acknowledges receipt of a bonus paid by Oakley in the year 2000 in the sum


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         of $25,000, the net balance of which was directly applied to the loan balance on the Home Completion Loan. Employee agrees to pay interest on the outstanding balance of such loan at the rate of six percent (6%) interest to be paid monthly out of Employee's Sales Commission.

                  f. Additional Bonus. Employee will be entitled to an additional $25,000 bonus on or about January 1, 2001, if there is any remaining unpaid balance on the House Completion Loan at that time. The net balance of such bonus will be first directly applied to the remaining Home Completion Loan balance. If, however, the House Completion Loan is paid in full prior to January 1, 2001, $30,000 will be added to the commission target amount for the year 2001.

         4. Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in any plan of Oakley relating to pension, thrift, profit sharing, or other retirement or employee benefits that Oakley has adopted or may adopt for the benefit of its employees. In addition, Oakley will provide the Employee with major medical insurance and sick leave on the same basis as is provided other similarly-situated Oakley employees. Oakley will also continue paying premiums by and through its subsidiary Oakley Mexico on the term-life insurance policy (with an annual premium not to exceed $4,000) and the disability insurance policy (with an annual premium not to exceed $2,000) previously purchased by Oakley or its subsidiary Oakley Mexico which provides for benefits in the event that this Agreement is terminated prior to December 31, 2001 by reason of the Employee's death or Disability, in the aggregate amount of U.S. $500,000.

         5. Other Benefits. Employee shall earn the equivalent of three weeks paid vacation every 12 months of active employment under this Agreement. In addition, Employee shall be entitled to other applicable paid and unpaid time off and benefits as is provided to other exempt employees and explained in the Oakley Employee Handbook.

         6. Termination.

                  a. Death or Disability. If, as a result of the Employee's incapacity due to physical or mental illness not caused by an industrial injury, he shall have been absent from the full-time performance of his duties with Oakley for six (6) consecutive months, and within thirty (30) days after Notice of Termination (as defined below) is given he shall not have returned to the full-time performance of his duties for a substantial period of time, his employment may be terminated by Oakley for "Disability." The Employee's employment will also terminate upon his death.

                  b. For Cause. Oakley may terminate the Employee for "Good Cause." Termination by Oakley of the Employee's employment for "Good Cause" shall mean termination upon (1) the willful and continued failure by the Employee to substantially perform his duties with Oakley (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the


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         manner in which the Board believes that he has not substantially performed his duties and provides Employee with a 30 day period in which to remedy such willful nonperformance to Oakley's satisfaction;
         (2) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to Oakley, monetarily or otherwise; and (3) failure to maintain legal employment status as set forth in Paragraph 1 above. For purposes of this Subsection, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Oakley, and, subject to such criteria, the determination of whether an act, or failure to act, was "willful" shall conclusively be made by the Board.

                  c. Good Reason. "Good Reason" for termination by the Employee of the Employee's employment shall mean the occurrence (without the Employee's express written consent) of any material breach by Oakley of any provision of this Agreement, unless corrected in all material respects within 30 days following the Notice of Termination (as defined below) given in respect thereof. Additionally, Employee shall have the right to terminate his employment for "good reason" if he terminates his employment because Link Newcomb ceases to be employed by Oakley or Jim Jannard ceases to have significant involvement in the management of Oakley's business, either as an employee, consultant or member of the Board of Directors.

                  d. Notice of Termination. Any purported termination of the Employee's employment by Oakley or by him shall be communicated by Notice of Termination to the other party hereto in accordance with
         Section 13. "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  e. Date of Termination. "Date of Termination" shall mean (1) if the Employee's employment is terminated by his death, the date of his death; (2) if the Employee's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that he shall not have returned to the full-time performance of his duties for a substantial period of time during such thirty (30) day period); (3) if the Employee's employment is terminated for Good Cause, the date specified in the Notice of Termination; (4) if the Employee's employment is terminated by the Employee for Good Reason, thirty (30) days after Notice of Termination is given (provided that any such breach of this Agreement by Oakley is not corrected in all material respects during such thirty (30) day period); and (5) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

                  f. Compensation upon Termination without Good Cause or for Good Reason. If the Employee's employment by Oakley should be terminated (x) by Oakley


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         other than for Cause or (y) by the Employee for Good Reason, he shall be entitled to the benefits provided below:

                           (i) Oakley shall pay to the Employee, no later than
                  the fifth day following the Date of Termination, his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus, at the time such payments are due, all other amounts to which he is entitled as of the Date of Termination including any bonuses on a pro rata basis and commissions the Employee has earned, including commissions on any orders booked but not invoiced on the Date of Termination;

                           (ii) Oakley shall pay the Employee the sum of
                  $260,000, payable within 30 days of the Date of Termination;

                           (iii) Oakley shall continue in effect for the benefit
                  of the Employee all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of Oakley which are in effect on the date the Notice of Termination is sent to the Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against actions which may be applicable to such acts or omissions.

                  g. Compensation upon Termination for Death or Disability. If the Employee's employment by Oakley should be terminated by Oakley for Disability or by reason of his death:

                           (i) Oakley shall pay to the Employee no later than
                  the fifth day following the Date of Termination, his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus, at the time such payments are due, all other amounts to which he is entitled as of the Date of Termination including any bonuses on a pro rata basis and commissions the Employee has earned, including commissions on any orders booked but not invoiced on the Date of Termination.

                           (ii) Oakley shall continue in effect for the benefit
                  of the Employee all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of Oakley which are in effect on the date the Notice of Termination is sent to the Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against actions which may be applicable to such acts or omissions.

                  h. Compensation upon Termination for Good Cause or without Good Reason. If Oakley terminates Employee's employment for Good Cause or the


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         Employee terminates without Good Reason as defined hereunder, Employee shall receive only that compensation which is due and payable as of the Date of Termination.

                  i. Relocation Expenses. If this agreement is terminated by Oakley without Good Cause or by Employee for Good Reason or is not renewed for any reason by either party, Oakley will reimburse Employee for the actual, customary and reasonable costs Employee incurs as a result of relocating his and his immediate family's residence to Mexico, if such relocation is chosen by Employee. In order to be reimbursed, Employee must submit to Oakley all original receipts and related documentation.

                  j. Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.

         7. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other parties hereto. However, in the event of the death of the Employee, all rights to receive payments hereunder shall become rights of the Employee's estate.

                  a. As used in this Agreement, "Company" shall mean Oakley as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  b. This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         8. Confidential Information. Employee acknowledges that the nature of the Employee's engagement by Oakley is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to Oakley and which constitutes a substantial basis and foundation upon which the business of Oakley is based.

                  Employee acknowledges that he has signed an Employee Confidentiality Agreement stating that Employee will hold in trust and confidence any confidential information learned as an employee of Oakley, except in the course and scope of his employment. The Employee Confidentiality Agreement shall remain in force and effect separate and apart from this Agreement, and will survive the termination of this Agreement, no matter what the reason.

         9. No Solicitation. Employee promises and agrees that during the term of this Agreement and for three years thereafter, he will not influence or attempt to influence customers or suppliers of Oakley or any of its present or future subsidiaries or affiliates, either


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directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then or proposed to be in competition with the business of Oakley or any subsidiary or affiliate of Oakley.

         10. Noninterference with Employees. In order to protect the Confidential Information, Employee agrees that during the term hereof and for a period of one year thereafter, Employee will not, directly or indirectly, induce or entice any employee of Oakley to leave such employment or cause anyone else to leave such employment.

         11. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         12. Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Oakley to its principal office at:


                           Oakley, Inc.
                           One Icon
                           Foothill Ranch, CA  92610
                           Attention:  Chief Operating Officer

or at such other address as Oakley may from time to time in writing designate, and if to Employee at or at such address as Employee may from time to time in writing designate. Each such notice or other communication shall be effective
(i) if given by telecommunication and a verification of receipt is received,
(ii) if given by mail, three days after such communication is deposited in the mails, with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

         13. Entire Agreement. This letter contains the entire Agreement with respect to Employee's employment. It supersedes any and all other Agreements, either oral or in writing, with respect to the employment relationship, including specifically, Employee's prior Employment Agreement with dated April 1, 1998. Employee and Oakley acknowledge and agree that no representations, inducements, promises or Agreements, oral or otherwise, have been made between Employee and Oakley, or anyone acting on his or its behalf with respect to the matters hereof which are not included in this Agreement.

         14. Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by Employee and an authorized officer of Oakley.

         15. Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, not shall any single or partial exercise preclude any further or other exercise of such right or any other right.


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         16. Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any dispute arising hereunder shall be brought in the state or federal courts located in Orange County, California, agree to submit to the personal jurisdiction of those courts, and waive their right to have any dispute hereunder brought or tried elsewhere.

         17. Attorneys' Fees. If any litigation shall occur between Employee and Oakley which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

         18. Withholding. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected deductions.

         19. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each party has been delivered to the other party.

         20. Full Knowledge. Both parties agree that this document is executed with full knowledge of its contents, truly reflecting their will.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written hereunder.


Oakley, Inc.                                 Tomas Javier Rios Cavallero

   /s/ Link Newcomb                            /s/ Tomas Javier Rios Cavallero
------------------------------------         -----------------------------------

By:       Link Newcomb
     -------------------------------
Its:      Chief Operating Officer
     -------------------------------

Date:         October 1, 2000                Date:        October 1, 2000
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